Exhibit 99.1

J.L. HALSEY ANNOUNCES NAME CHANGE TO LYRIS, INC.

NEW NAME REFLECTS INTEGRATED PRODUCT OFFERING OF MARKETING TECHNOLOGY SOLUTIONS

(EMERYVILLE, CA), October 31, 2007—J.L. Halsey (OCTCBB: JLHY.OB) announced today that it has changed the company’s name to Lyris, Inc. In conjunction with the name change, the company will adopt a new, to be determined trading symbol later this year.

“This name change complements our new positioning as a leading provider of integrated marketing technology solutions, including our new product platform—Lyris HQ—that will be launched during the current quarter,” noted Luis Rivera, the company’s president and chief executive officer. “Lyris HQ will provide an integrated, single sign-on solution for marketers and facilitate cross-selling efforts for both our existing and future offerings. Customer response to an early version of Lyris HQ has been very favorable and we look forward to introducing this leading-edge solution into the market,” he added.

“We currently serve more than 10,000 clients throughout the world with innovative email marketing, Web analytics and Web content management offerings. As we implement our integration strategy through Lyris HQ under a unified brand, this new corporate name will help facilitate those efforts,” Rivera continued.

About Lyris, Inc.

Lyris, Inc., (OTCBB: JLHY.OB) is a leading marketing technology company that provides hosted and installed software solutions for marketers at mid-size businesses. Ziff Davis Media’s Baseline Magazine ranked the company No. 1 on its list of the fastest-growing software companies with sales under $150 million. Its core solutions—ListManager, EmailLabs, ClickTracks, Sparklist, Hot Banana and Email Advisor—provide a suite of best-of-breed tools for managing email marketing campaigns end-to-end, publishing and managing Web site content, creating landing pages and optimizing Web sites based on sophisticated, yet, easy-to-use Web analytics. Clients include Nokia, Adobe, PalmSource, Johns Hopkins University and Jupitermedia. For more information, please visit www.lyris.com/corporate, www.lyris.com, www.emaillabs.com, www.clicktracks.com, www.hotbanana.com and www.sparklist.com

Precautionary Statements Regarding Forward-Looking Information

The statements in this press release relating to matters that are not historical facts are forward-looking statements based on management’s beliefs and assumptions using currently available information and expectations as of the date hereof, and are not guarantees of future performance and involve certain risks and uncertainties including the risks and uncertainties detailed from time to time in the company’s filings with the Securities and Exchange Commission, available at www.sec.gov. Although management believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. The company assumes no duty to publicly update or revise such statements, whether as a result of new information, future events or otherwise.

Contacts:

Richard McDonald
Director, Investor Relations
Lyris, Inc.
(610) 688-3305
rmcdonald@lyris.com

Loren T. McDonald
Vice President, Corporate Communications
Lyris, Inc.
(650) 388-3542
loren.mcdonald@lyris.com

Neal Rosen
Kalt Rosen Group/Ruder-FinnWest
(415) 692-3058
Rosenn@ruderfinn.com